EXHIBIT 10.6

AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING AGREEMENT (“Agreement”) is entered into this 15th day of August, 2008 by and between Earth Search Sciences, Inc., a Nevada Corporation having its principal place of business at #6 - 306 Stoner Loop Rd, Lakeside, MT. 59922 (“Company”) and  Ronald McQueen (“Consultant”) of PO Box 681-603, Park City UT, 84068

RECITALS

•	Consultant has created and developed expertise in the area of high temperature gasification applications for use in the oil & gas business.
•	Consultant has extensive and intimate knowledge about the application of high temperature gasification technology in geological and topographical conditions pertinent to oil shale recovery.
•	Consultant is able to arrange for the purchase and leasing of equipment necessary in the construction and operation of an oil shale recovery plant.
•
Consultant is able to assume responsibility for the installation and operation of specific aspects of the specialized equipment to be constructed for the field testing of the General Synfuels International, Inc. oil shale technology.

Company desires to obtain, and Consultant desires to provide these professional services under the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual promises set forth herein, it is agreed by and between Company and Consultant as follows:

1.   Scope of Services.  Consultant shall, upon Company’s request, perform professional   services for Company as specified upon the terms and conditions hereinafter set forth:
•	Advise the Company on construction and installation of the oil shale gasification technology provided by General Synfuels International, Inc. and Industrial Systems Inc.
•	Advise the Company on the application of the high temperature application of the technology and equipment as pertains to the geology of selected test sites.
•	Assist the Company in liaison with Engineering and Environmental consultants as regards drilling and environmental issues.
•	Act as an assistant to Project Manager as requested.

2.   Place of Work.  Consultant may utilize office space and suitable furnishings at Company’s field office, or work at Consultant’s home offices.

3.  Time Devoted to Work.  In the performance of the services, the aforesaid services and the hours Consultant has to work on any given day shall be entirely within Consultant's control; but Consultant agrees to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement and to be reasonably available for consultation with Company employees during normal working hours.

4.  Term. Unless sooner terminated in accordance with the termination provisions set forth in this Agreement the term of this Agreement shall be for a period of one (1) year commencing on the date hereof.

5.  Consultant’s Fee.  As compensation for Consultant’s services pursuant hereto as outlined in section 1 of this agreement, the Company agrees to as follows:

a.   A Consulting fee of $125,000 (one hundred and twenty-five thousand dollars) payable as follows:

b.   Consulting fee payment to be received in ESSI S8 shares equivalent at the average trading price at the time of this agreement; for an August 1st payment, the opening value of July, 25, 28, 29, 30, and 31st.

c.  The calculated equivalent for the August 1st. payment is $0.088 per share.  The number of S8 shares equivalent to be issued for the payment of  the consulting fee ($125,000) is one million, four-hundred and twenty thousand four-hundred and fifty five (1,420,455) shares of ESSI S8 stock pursuant to the Company’s S-8 stock compensation plan created for consultants and advisors.

6.  Expenses. Consultant shall be responsible for all his own expenses except for travel expenses to any meeting arranged and requested by the Company.

7.  Non-Eligibility.  Consultant shall not be eligible to become a member of Company's group health, life insurance, long-term disability, or other employee plans or benefits.

6.  Duration.  This Agreement may be terminated at the election of either party by giving written notice to the other party.  Company shall notify Consultant fourteen (14) days prior to termination except for termination for causes, i.e., for nonprofessional conduct or personal misconduct.  Consultant shall notify Company fourteen (14) days before electing termination.  This Agreement shall be effective from this date until termination as set forth in this paragraph or default as per section 10 of this agreement.

7.  Status of Consultant.  This Agreement calls for the performance of the services of Consultant as an independent contractor and Consultant shall not be considered an employee of Company for any purpose.

8.   Confidentiality of Technical and Commercial Information.  Consultant shall hold in confidence all information received from Company or generated by Consultant as confidential, and shall not divulge the same to third parties or use it in any way other than for accomplishing the assigned work without Company’s prior written approval so long as and to the extent that such information is not in the public domain, or was not in the possession of Consultant prior to receipt from the Company.  When Consultant discloses the above information to any third party, Consultant shall obtain in advance appropriate written nondisclosure agreements from such third parties.

9.   Indemnification  Consultant specifically agrees by acceptance of this Agreement to hold harmless and indemnify Company against all loss, liability, damage, and expenses caused by or connected with Consultant's work such as (but not limited to) Consultant's liability for Workman's Compensation, comprehensive general liability, bodily injury, property damage, personal injury and professional liability.

10.  Default.  If the transaction set out in this Agreement does not close due to the Company’s failure to satisfy its obligations, or due to the Company’s failure to perform or fulfill any conditions set out in this Agreement, the Consulting fee payment will be retained by the Consultant.

11.  Taxes.  Consultant shall be fully and exclusively responsible for payment of any and all taxes, contributions imposed by law or regulations and/or custom duties incurred in connection with the services hereunder.

12.   Notices.  All notices required or permitted under this Agreement shall be given to the following address or address subsequently specified in writing:

To Earth Search Sciences, Inc.	Attention: Luis Lugo
#6 – 306 Stoner Loop Rd
Lakeside, MT., 59922

To CONSULTANT	Ronald McQueen
C/o P.O. Box 681-603 Park City, UT, 84068

13.   Applicable Laws:  This Agreement shall be interpreted under the laws of the   State of Nevada.

14.   Counterparts: This Agreement may be executed in separate counterparts and via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.   Entire Agreement:  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings whether oral or in writing and may not be modified except by writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement at Lakeside MT, on the day and year first above written.

Consultant: Ronald McQueen	Company: Earth Search Sciences, Inc.
/S/ RON MCQUEEN	/S/ LUIS F. LUGO
per Luis F. Lugo, CEO